UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 27, 2015

MOJO ORGANICS, INC.

(Exact name of registrant as specified in its charter)

 (Former Name of Registrant)

Delaware	333-148190	26-0884348
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

101 Hudson Street, 21st Floor

Jersey City, New Jersey

(Address of principal executive offices) (zip code)

(201) 633-6519

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Termination of a Material Definitive Agreement.

As previously reported, on August 15, 2012, Mojo Organics, Inc. (the “Company”) entered into a Juice License Agreement (“License Agreement”) with Chiquita Brands L.L.C. (“Chiquita”). Pursuant to the License Agreement, Chiquita granted to the Company an exclusive license to use Chiquita’s marks in the manufacture, sale, promotion, marketing, advertising and distribution of certain fruit juice products in select containers in Connecticut, New Jersey and New York and a non exclusive license for the other states. If the Company failed to attain the minimum sales volume and/or minimum royalty payments required pursuant to the License Agreement in the exclusive territory for certain periods of time, Chiquita had the right to terminate the License Agreement by written notice.

On March 27, 2015, pursuant to the terms of the License Agreement, Chiquita provided the Company with a letter: (i) providing written notice of termination effective September 27, 2015 for failure by the Company to achieve the minimum sales volume in the exclusive territory; (ii) providing the Company with a right of sell off of any existing inventory of the licensed products; (iii) demanding payment by the Company of liquidated damages in the amount of $1,014,446; (iv) demanding a minimum royalty payment for contract period three in the amount of $507,223; and (v) demanding payment of additional royalties earned in the non-exclusive territories in the aggregate amount of $7,174.88. Chiquita also informed the Company that if all royalties due are not received by April 30, 2015, Chiquita will exercise its right to immediate termination for nonpayment of royalties under the License Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2015		MOJO ORGANICS, INC.
	By:	/s/ Glenn Simpson
Glenn Simpson
Chief Executive Officer